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                              TechTeam Global, Inc.
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         The Chief Financial Officer of TechTeam was interviewed for the following articles during the week of February 27, 2006 and March 6,
         2006


A.  ARTICLE IN CRAINS.COM, EDITION DATE FEBRUARY 27, 2006

TECHTEAM TO FIGHT HEDGE FUND'S BOARD NOMINEES
By Anjali Fluker

TECHTEAM GLOBAL INC. Chairman Kim Cooper said in a statement Monday that the company will "vigorously contest" the election of a new board of directors proposed by its second-largest shareholder.

Delaware hedge fund investor COSTA BRAVA PARTNERSHIP III L.L.C. last week announced its intent to nominate seven board members to replace the current board at TechTeam's 2006 annual shareholders meeting. Southfield-based TechTeam (Nasdaq: TEAM) usually holds its annual meeting in May, said David Morgan, TechTeam's vice president, CFO and treasurer.

Costa Brava, which owns about 8.8 percent of TechTeam's outstanding shares, also filed a lawsuit against the company in Delaware seeking to force TechTeam to make its books and records available for inspection.

Morgan called the request for books and records "frivolous and without merit," and that's why the company declined the request, he said.

TechTeam's Cooper said in the statement that he believes long-term investors are familiar with the short-term motives of hedge funds and that shareholders will not support Costa Brava's move to appoint a new board.

"We are concerned that Costa Brava's recent history of litigation and disruptive tactics appear to be intended to produce quick returns in lieu of the longer-term interests of other stockholders," Cooper said.

"In stark contrast, our board faithfully represents stockholders, employees and customers with a longer view," Cooper said. "We believe that TechTeam's value is best maximized through implementation of well-considered, sustainable business strategies."

New York City-based KASOWITZ, BENSON, TORRES & FRIEDMAN L.L.P., which represented Costa Brava in the lawsuit against TechTeam, did not return a call from Crain's Monday.

In a Feb. 24 filing with the U.S. SECURITIES AND EXCHANGE COMMISSION, Costa Brava said it "has no intention to change the current composition of the issuer's executive management including, but not limited to, its newly appointed chief executive officer."


B.  ARTICLE IN CBSMARKETWATCH, EDITION DATE FEBRUARY 27, 2006

TECHTEAM TO FIGHT ACTIVIST HEDGE FUND
COSTA BRAVA TRYING TO REPLACE BOARD OF IT OUTSOURCING FIRM
By Alistair Barr, MarketWatch
Last Update: 3:14 PM ET Feb 27, 2006

SAN FRANCISCO (MARKETWATCH) -- TECHTEAM GLOBAL INC. SAID MONDAY IT WOULD FIGHT A HEDGE FUND'S ATTEMPT TO REPLACE ITS BOARD OF DIRECTORS, SAYING THE MOVE ISN'T IN THE LONG-TERM INTERESTS OF SHAREHOLDERS.

Costa Brava Partnership III LP moved last week to nominate seven of its own candidates to replace TechTeam's board of directors at the IT outsourcing company's annual meeting, saying the move was a first step in unlocking value for all of the company's investors.

Costa Brava, which said it owned 8.8% of TechTeam's shares added that it isn't trying to oust the company's current executive team.

Costa Brava is one of a clutch of so-called activist hedge funds that could make this year's round of annual shareholder meetings difficult for companies they target. Activist hedge funds often take large stakes in companies and try to change strategy by either negotiating with management or replacing directors and other executives with their own candidates.

"Long-term investors are well acquainted with the short-term financial horizons that motivate certain activist investors," Chairman Kim Cooper, one of those targeted by Costa Brava, said in a statement. "Costa Brava's recent history of litigation and disruptive tactics appear to be intended to produce quick returns in lieu of the longer term interests of other stockholders."

Costa Brava also said that it has sued TechTeam to force the company to give it access to books and records. Costa Brava alleged that TechTeam has already refused two of its requests for the documents.

Costa Brava claimed that the documents will help it determine whether "certain members of TechTeam's board of directors exploited their positions and/or TechTeam's assets for personal gain."

TechTeam Chief Financial Officer David Morgan said the suit was "frivolous and without merit" and added that the company isn't aware of any specific actions that relate to Costa Brava's allegations.

TechTeam stock has more than quadrupled in the past five years. The shares are down about 6% over the past year.

While the stock has gained strongly in recent years, TechTeam's valuation trails that of larger rivals in the government IT services and IT systems integration industries, Morgan said.

Still, that valuation gap is because investors have yet to recognize TechTeam's potential and earnings power, rather than because of any specific missteps or wrongdoing at the company, he added.

Earlier in February, TechTeam hired Chris Brown from International Business Machines to be its new chief executive, replacing founder William Coyro. Coyro stayed on as a director.

That's an example of the company's efforts to boost value for shareholders, Cooper said in Monday's statement.




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C. ARTICLE IN THE OAKLAND BUSINESS REVIEW, EDITION DATE MARCH 3, 2006


TECHTEAM TARGET OF TAKEOVER

BY ANDY HENION
ahenion@mbizreview.com


An East Coast hedge fund wants to replace the board of TechTeam Global Inc. with its own slate of candidates in an attempted hostile takeover of the Southfield-based technology firm.

Boston-based Costa Brava Partnership III LP - TechTeam's largest shareholder - said Feb. 24 that it also filed a lawsuit alleging that TechTeam's directors possibly exploited their positions or company assets for personal gain.

A TechTeam official called the suit frivolous.

Costa Brava, which claims TechTeam is undervalued, has identified seven candidates for TechTeam's board and is working to convince shareholders to vote for the group at the company's annual meeting this spring.

TechTeam's net income fell 40 percent in the fourth quarter while its stock has dipped about 25 percent in the past seven months, closing Feb. 27 at $10.83 a share. Its 52-week range is $7.50-$15.34.

"This is our first step to unlock value at TechTeam for all shareholders," Douglas Gleason, principal and legal strategist for Costa Brava, said in a prepared statement.

Kim Cooper, TechTeam's board chairman since May 2003, vowed to fight the takeover attempt and suggested Costa Brava is out to make a fast buck.

TechTeam, an information technology outsourcing services company [Nasdaq:TEAM], had 2005 revenue of $166.5 million - a 30 percent increase - and counts Ford Motor Co. and John Deere among its clients.

"We are concerned that Costa Brava's recent history of litigation and disruptive tactics appear to be intended to produce quick returns in lieu of the longer-term interests of other stockholders," Cooper said in a statement.

The lawsuit, filed recently in a Delaware chancery court, seeks an order to compel TechTeam to make its records and books available for Costa Brava's inspection. Seth Hamot, president of Boston-based Roark, Rearden & Hamot LLC, which manages Costa Brava, alleges that TechTeam - in violation Delaware law, where TechTeam is incorporated - twice refused to comply with this demand.

Costa Brava, according to its news release, wants to "inspect certain books and records that reveal, among other possible infractions":

o Whether certain members of TechTeam's board exploited their positions and/or company assets for personal gain, and;
o Whether the board secretary was barred from fulfilling his duty to attend board meetings and, as a result, was restricted from taking meeting minutes in an attempt to conceal possible infractions.

When reached by Oakland Business Review, Cooper would not comment on the lawsuit. Cooper lives in Utah, where he heads a technology services and consulting company, Exceed LLC.

But TechTeam CFO David Morgan defended the board.

"We believe that Mr. Hamot's accusations are frivolous and without merit and that Mr. Cooper and all of the other members of the board have acted entirely consistent with their fiduciary responsibilities to this company," said Morgan, who does not sit on the board.

Morgan told Oakland Business Review that Costa Brava has been a shareholder for two or three years but purchased much of its stake in the fourth quarter.

Costa Brava, which owns 8.8 percent of TechTeam's outstanding stock, became the top shareholder when another firm, Kern Capital Management LLC, recently liquidated its holdings in the company, Morgan said. Kern had owned 9.28 percent of the company's common shares.

Costa Brava bought 310,220 shares of TechTeam stock in 20 separate transactions between Oct. 24 and Dec. 16, according to U.S. Securities and Exchange Commission filings.

Costa Brava said it would not alter the composition of TechTeam's executive management team "in any way." William "Chris" Brown, a former IBM executive, started as TechTeam's president and CEO on Feb. 16, replacing William Coyro, who founded the company in 1979. The company has more than 2,200 employees, including a major presence in Europe.

Coyro, who remains on the board of directors, never publicly announced whether he was resigning on his own accord - TechTeam simply distributed a news release on Nov. 7 saying the company had launched a search to find his successor.

Cooper cited the board's action earlier this month "to replace (Coyro with Brown) as a demonstration of the board's willingness to make value-enhancing decisions on behalf of investors."

Costa Brava's candidates for the board are:

o Carl Glaeser, managing partner of Palladian Capital Partners, a boutique merchant bank;
o Kent Heyman, chairman and CEO of Powerhouse Technologies Group Inc., which sells mobile computing software;


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o James Lynch, managing director of Draper Atlantic, an early-stage information technology venture capital firm;
o Alok Mohan, non-executive chairman of Rainmaker Systems Inc., a business-to-business sales and marketing service;
o R. David Moon, a partner in Tatum Partners, a professional services firm;
o Andrew Siegel, a principal of Costa Brava and a founding member of White Bay Capital Management; and
o Edward Terino, co-CEO and CFO of Arlington Tankers Ltd., an international seaborne transporter of crude oil petroleum products.

Costa Brava has retained Mackenzie Partners Inc. as its adviser.

Roark, Rearden & Hamot has a history of investing in the debt and equity of companies with troubled capital structures, according to a recent Washington Post story.

According to the story, Costa Brava sued Telos Corp., a Virginia-based defense technology contractor, claiming that the company's directors were frittering away money on million dollar-plus pay packages and expensive consulting deals.

TechTeam has not yet filed its proxy statement detailing executive pay in 2005.

The year before, according to SEC filings by TechTeam, Coyro registered total compensation of $569,691, COO Larry Granger made $357,480, overseas sales and marketing vice president Christop Neut received $353,389, overseas operations vice president Robert Gumber received $333,776, and North American sales and marketing vice president James Hoen made $317,987.

Non-employee TechTeam directors in fiscal 2004 received a monthly retainer of $1,500 and the chairman received a $5,000 retainer.

Those directors also received 100 shares for each board meeting attended, $600 for each committee meeting attended, another $600 for each committee meeting chaired, expenses related to board membership and an annual director stock option award of 10,000 shares.

D. ARTICLE IN CRAINS DETROIT BUSINESS, EDITION DATE MARCH 6, 2006.

TECHTEAM FIGHTING TAKEOVER ATTEMPT FROM HEDGE FUND
By Anjali Fluker
March 06, 2006

As TECHTEAM GLOBAL INC. fights an attempted takeover by one of its largest shareholders, one analyst said the company needs to be very careful in how it communicates with shareholders.

Debra Fiakas, managing director of New York City-based CRYSTAL EQUITY RESEARCH L.L.C., described the Southfield-based information-technology company's stock as "volatile" partly because the company appeared overly positive about marketplace conditions.

Fiakas said that may have appeared as a warning sign to Brookline, Mass.-based hedge fund COSTA BRAVA PARTNERSHIP III L.P., which is pushing for the election of a new TechTeam board of directors.

"There seemed to be (something strange about) how the company presented itself and its business," Fiakas said of TechTeam. "That's not to say that there's anything wrong with the business ... but there was an unrealistic level of optimism that was allowed to spread out into the investment community that wasn't founded."

Costa Brava earlier this month announced its nomination of seven new board members to replace the current board at TechTeam's annual shareholders' meeting, which is usually held in May.

TechTeam Chairman Kim Cooper said in a statement Feb. 27 that the company will "vigorously contest" the proposal.

Costa Brava, which owns about 8.8 percent of TechTeam's outstanding shares and is the company's second-largest shareholder, filed a lawsuit against TechTeam (Nasdaq: TEAM) in Delaware. The lawsuit seeks to force TechTeam to make certain books and records available for inspection.

Costa Brava alleged it wanted to review the information because it might reveal possible infractions, including whether board members exploited their positions and TechTeam's assets for personal gain.

David Morgan, vice president, CFO and treasurer of TechTeam, called the request "frivolous and without merit." Morgan also said the company is preparing to nominate its own slate of board members to be announced in its proxy statement.

"The company, our management team and the board remains focused on our day-to-day business of delivering a superior product and services to customers," Morgan said. "We will not be distracted by Costa Brava's lawsuits or pending proxy action."

Costa Brava's claim also could be "positioning talk" to make it appear to other shareholders that there is a need to go in and fix things within the company, Fiakas said. She added that she views Costa Brava's claims with some skepticism.

"It could be real; I have no way of knowing," Fiakas said. "But I do think no one should assume something is wrong just because they've asked for access to documents."

Andrew Glenn of New York City-based KASOWITZ, BENSON, TORRES & FRIEDMAN L.L.P., which represented Costa Brava in the lawsuit against TechTeam, did not return three calls from Crain's last week.

For the 12 months that ended Dec. 31, TechTeam reported record net income of $5.47 million or 54 cents a share on revenue of $166.5 million. That compares with $4.73 million or 49 cents on sales of $128 million in 2004.

Company stock showed little change last week, ranging from $10.83 a share on Feb. 27 and closing at $10.38 a share Friday.

In a Feb. 24 news release, Costa Brava Principal Douglas Gleason said naming the new board is the first step to "unlock value at TechTeam for all shareholders."

"We have no intention to alter, in any way, the composition of TechTeam's executive management, and we look forward to meeting with TechTeam's shareholders in the coming months to explain our plan to maximize value."

Larry Dennedy, executive vice president of New York City-based proxy solicitation and advisory firm MACKENZIE PARTNERS INC., said Friday Costa Brava would not comment further until its proxy is filed.